EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeffery A. Bryson VP of Investor Relations ScanSource, Inc. 864 286-4305

SCANSOURCE REPORTS FOURTH QUARTER RESULTS

*Sales increase 32% to a record $333.1 million

GREENVILLE, SC—August 12, 2004—ScanSource, Inc. (Nasdaq:SCSC), a leading international distributor of AIDC (automatic identification and data capture), POS (point of sale) and communications products for the reseller market, today announced financial results for its fourth quarter and fiscal year ended June 30, 2004.

For the quarter ended June 30, 2004, net sales increased 32% to $333.1 million compared to $253.0 million for the quarter ended June 30, 2003. Quarterly operating income increased 42% to $15.6 million from $11.0 million for the comparable quarter in 2003. Net income increased 45% to $9.0 million for the quarter ended June 30, 2004 versus $6.2 million for the quarter ended June 30, 2003. Diluted earnings per share increased 41% to $0.69 per share, compared to $0.49 in the prior year quarter.

“The overall business grew at a much faster rate than expected, and our communications products group performed surprisingly well for the second consecutive quarter,” said Mike Baur, President and CEO of ScanSource. “While we continued to gain market share from our competitors, this quarter’s sales were augmented by growth in our underlying end markets tied to the stronger economy.”

ScanSource Reports Fourth Quarter Results

For fiscal year ended June 30, 2004, net sales increased 20% to $1.192 billion compared to $991.2 million for the year ended June 30, 2003. Fiscal year operating income increased 22% to $49.3 million from $40.5 million for the comparable period in 2003. Net income increased 33% to $30.0 million for the year ended June 30, 2004 versus $22.6 million for the year ended June 30, 2003. Diluted earnings per share increased 28% to $2.31 per share, compared to $1.81 in the prior year.

Forecast for Next Quarter

The Company announced its financial forecast for the first quarter of fiscal 2005. ScanSource expects net revenues for the September 2004 quarter could range from $315 million to $335 million.

Safe Harbor Statement

This news release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results. For more information concerning factors that could cause such a difference, see the Company’s annual report on Form 10K filed with the Securities and Exchange Commission.

ScanSource Reports Fourth Quarter Results

About ScanSource

ScanSource, Inc. is a leading international distributor of specialty technology products, including automatic identification and data capture (AIDC) and point-of-sale (POS) products through its ScanSource sales unit; Avaya voice, data and converged communications products through its Catalyst Telecom sales unit; and communications products from Intel and NEC through its Paracon sales unit.

The Company serves the North America marketplace and has an international segment which sells AIDC and POS products in Latin America and Europe. Founded in 1992, the Company markets products from more than 80 technology manufacturers to over 15,000 value-added technology resellers and is committed to empowering them with tools and services designed to help them grow. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

ScanSource Reports Fourth Quarter Results

SCANSOURCE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	June 30, 2003
	(unaudited)
Assets
Current Assets
Cash	$1,047	$2,565
Trade & notes receivable, net	175,417	129,105
Other receivables	3,919	4,420
Inventories	182,868	152,261
Prepaid taxes	5	870
Prepaid expenses and other assets	1,665	869
Deferred income taxes	8,440	9,498

Total current assets	373,361	299,588
Property and equipment, net	23,663	27,270
Goodwill	9,978	9,841
Other assets including, identifiable intangible assets	6,190	7,648

Total assets	$413,192	$344,347

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$854	$914
Accounts payable	167,053	151,389
Accrued expenses and other	17,358	12,308

Total current liabilities	185,265	164,611
Deferred tax liability	1,058	1,673
Long term debt	6,584	7,385
Borrowings under revolving credit facility (a)	32,569	18,118

Total liabilities	225,476	191,787
Minority interest	1,072	1,673

Shareholders’ Equity
Common stock	61,856	56,706
Retained earnings	121,288	91,306
Accumulated other comprehensive income	3,500	2,875

Total shareholders’ equity	186,644	150,887

Total liabilities and shareholders’ equity	$413,192	$344,347

(a) “The Company has recently identified a potential balance sheet reclassification as a result of Emerging Issues Task Force No. 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement” .The Company will consider restating its balance sheet for the year ended June 30, 2003 to reclassify the debt under its then outstanding revolving credit facility from long-term to short-term. The Company’s revolving facility was refinanced in full on July 16, 2004 under terms that will not require it to be classified as current, pursuant to this EITF, as of June 30, 2004 or on future balance sheets. While the Company continues to evaluate this matter, it does not expect that a retroactive reclassification in its prior period financial statement of the now repaid debt will have any adverse effect on the Company under its financial covenants or otherwise.”

ScanSource Reports Fourth Quarter Results

SCANSOURCE, INC.

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

(In thousands, except per share data)

	Quarter ended June 30,		Year ended June 30,
	2004	2003	2004	2003
Net sales	$333,076	$253,022	$1,192,090	$991,194
Cost of goods sold	296,014	223,667	1,060,310	879,311

Gross profit	37,062	29,355	131,780	111,883

Selling, general and admin. expenses	21,492	18,400	82,524	71,359

Operating income	15,570	10,955	49,256	40,524

Other expense (income):
Interest expense	303	361	1,159	2,063
Interest income	(171)	(281)	(558)	(1,194)
Other (income) expense	126	349	(164)	501

Other expense, net	258	429	437	1,370

Income before income taxes and minority interest	15,312	10,526	48,819	39,154

Provision for income taxes	6,264	4,175	18,700	16,252

Income before minority interest	9,048	6,351	30,119	22,902

Minority interest in income of consolidated subsidiaries, net of income taxes	34	139	137	328

Net income	$9,014	$6,212	$29,982	$22,574

Per share data:
Net income per common share, basic	$0.72	$0.51	$2.40	$1.88

Weighted-average shares outstanding, basic	12,561	12,273	12,485	12,013

Net income per common share, assuming dilution	$0.69	$0.49	$2.31	$1.81

Weighted-average shares outstanding, assuming dilution	12,997	12,496	12,952	12,349